Exhibit 4.48

No.: [XYZG[2017]-H20170009-HHXY]

Limited Partnership Agreement

of

Aiying Xingsheng Medical Equity Investment Partnership

(Limited Partnership)

of

Ningbo Meishan Bonded Port Area

Executed in [Pudong New Area, Shanghai]

[October] 2017

Table of Contents

Article 1	Definitions	5
1.1	Definitions	5
Article 2	Establishment of the Limited Partnership	9
2.1	Basis for Establishment	9
2.2	Name of the Limited Partnership	9
2.3	Main Place of Business	9
2.4	Purpose and Scope of Business	9
2.5	Partners	10
2.6	Term of Partnership	11
Article 3	Form, Amount, and Term of Contributions	11
3.1	Form of Contributions	11
3.2	Subscribed Contributions and Total Subscribed Contributions	11
3.3	Payment of Contributions	12
3.4	Overdue Payment of Contributions	13
3.5	Investment Cooling-off Period and Return Visit for Confirmation	14
Article 4	Partners	15
4.1	Limited Partners	15
4.2	General Partners	16
4.3	Conversion	16
4.4	Obligations of the General Partners	17
Article 5	Execution of Partnership Affairs	17
5.1	Execution of Partnership Affairs	17
5.2	Qualifications of Managing Partner and Election Procedures	17
5.3	Authorities of the Managing Partner	17
5.4	Representatives Appointed by the Managing Partners	19
5.5	Managing Partners’ Duty of Investment Management Information Reporting	20
5.6	Indemnity by the Managing Partners	20
5.7	Limitation of Liability	20
5.8	Obligations of the Managing Partners	21
Article 6	Costs of the Limited Partnership	21
6.1	Costs of the Limited Partnership	21
6.2	Management fee	22
6.3	Custody Fee	24
Article 7	Investment Businesses	24
7.1	Scope of Investment	24
7.2	Investment Procedures	24
7.3	Restrictions on Investment	25
7.4	Investment Exit	26
7.5	Post-investment Management	26
7.6	Risk Constraint Mechanism for Managing Partners	27
Article 8	Partners’ Meeting and Investment Committee	27
8.1	Partners’ Meeting	27
8.2	Investment Committee	28

Article 9	Income Distribution and Loss Sharing	30
9.1	Distribution of Investment Incomes	30
9.2	Taxes	31
9.3	Losses	31
Article 10	Representations and Warranties	32
10.1	Representations and warranties of the Limited Partners	32
10.2	Representations and Warranties of the General Partners	35
Article 11	Accounting, Report and Account	36
11.1	Financial and Accounting System	36
11.2	Financial Reports	36
11.3	Reference to Financial Books	36
11.4	Partnership Account	37
Article 12	Unit Transfer and Pledge	37
12.1	Transfer of Units Held by Limited Partners	37
12.2	Transfer of Units Held by General Partners	37
12.3	Pledge of Units	37
Article 13	Admission to and Withdrawal from the Partnership	38
13.1	Admission of Partners	38
13.2	Withdrawal of the Partners	38
13.3	Removal and Replacement of Managing Partners	39
Article 14	Dissolution and Liquidation	39
14.1	Dissolution	39
14.2	Liquidation	40
14.3	Order of Payment in Liquidation	40
Article 15	Default Liabilities	41
15.1	Default Liabilities	41
Article 16	Applicable Law and Dispute Settlement	41
16.1	Applicable Law	41
16.2	Dispute Settlement	42
Article 17	Miscellaneous	42
17.1	Notices	42
17.2	Force Majeure	44
17.3	Record Keeping	44
17.4	Annexes	44
17.5	Postponement	44
17.6	Headings	45
17.7	Severability	45
17.8	Confidentiality	45
17.9	Effective Date of this Agreement	45
17.10	Execution of the Agreement	45

Limited Partnership Agreement

of

Aiying Xingsheng Medical Equity Investment Partnership (Limited Partnership)

of

Ningbo Meishan Bonded Port Area

The private equity fund manager represents and undertakes that:

The private equity fund manager has been a registered private equity fund manager, under the registration number of [P1060608], with the Asset Management Association of China prior to the fund-raising. The private equity fund manager represents that, registration and record-filing of private equity fund managers and private equity funds with the Asset Management Association of China do not constitute recognition of the investment ability and continuous compliance of the private equity fund manager or warranty of the fund property safety. The private equity fund manager has disclosed relevant risks prior to execution of this Agreement and has learnt about the risk preference, risk perception ability, and risk tolerance ability of the private equity fund investors. The private equity fund manager undertakes to manage and utilize the fund property in the principle of duteousness, honesty and credibility, and discretion and diligence, but gives no guarantee for the profitability of or minimum returns on fund activities.

The private equity fund investors represent and undertake that:

The private equity fund investors are eligible investors as set forth in the Interim Measures for the Supervision and Administration of Private Investment Funds, and the sources and purposes of their assets used for investment in this fund conform to applicable national regulations. The private equity fund investors have fully understood all terms of this agreement and are willing to take corresponding investment risks. The private equity fund investors undertake that, the basic information they provide to the private equity fund manager, including their investment purposes, investment preferences, investment restrictions, property and incomes, and risk tolerance ability, are truthful, complete, accurate, legitimate, and free of any material omission or misleading information.

This Agreement is entered into by and among the general partner Yuansheng Investment Management Co., Ltd. of Ningbo Meishan Bonded Port Area (“Ningbo Yuansheng”), the general partner Ligang Capital Investment (Shenzhen) Co., Ltd. (“Ligang Capital”), the senior limited partner China Industrial Asset Management Limited (on behalf of China Industrial — iKang Medical Contractual Private Investment Fund I) (“China Industrial”), the junior limited partner Shanghai Yuansheng Investment Management Co., Ltd. (“Shanghai Yuansheng”), and the junior limited partner iKang Health Technology Group Co., Ltd. (“iKang Health Technology”) on [the twentieth day of October 2017] in [Pudong New Area, Shanghai].

Ningbo Yuansheng and Ligang Capital are limited liability companies incorporated according to the law of the People’s Republic of China (“China”). In accordance with the Law of the People’s Republic of China on Partnership Enterprises, other applicable laws and regulations of China, and provisions set forth in this Agreement, Ningbo Yuansheng and Ligang Capital, as general partners, and China Industrial, Shanghai Yuansheng, and iKang Health Technology, as limited partners, in the principle of equality and mutual benefit, decide to jointly invest in and establish a limited partnership, Aiying Xingsheng Medical Equity Investment Partnership (Limited Partnership) of Ningbo Meishan Bonded Port Area, though amicable consultation. The parties reach the agreements as follows:

Article 1                                               Definitions

1.1       Definitions

1.1.1                     In this Agreement, the following words shall have the meanings defined below unless the context otherwise requires:

Partnership Enterprise Law refers to the Law of the People’s Republic of China on Partnership Enterprises (hereinafter referred to as “Partnership Enterprise Law”), which was adopted after revision at the 23rd session of the 10th Standing Committee of the National People’s Congress of the People’s Republic of China on August 27, 2006, and became enforceable from June 1, 2007.

This Limited Partnership, Partnership, or Private Equity Fund refers to the limited partnership, i.e. [Aiying Xingsheng Medical Equity Investment Partnership (Limited Partnership) of Ningbo Meishan Bonded Port Area], jointly established by all Partners to this Agreement in accordance with the Partnership Enterprise Law.

Private equity fund manager refers to Ningbo Yuansheng.

Private equity fund investors and partners refer to the general partners and the limited partners.

General Partners refer to the general partners of this Limited Partnership at conclusion of this Agreement, that is, Ningbo Yuansheng and Ligang Capital.

Managing Partners refer to the general partners that execute the affairs of the Partnership, which are Ningbo Yuansheng and Ligang Capital.

Limited Partners refer to the senior limited partner and the junior limited partners.

Senior Limited Partner refers to the limited partner China Industrial Asset Management Limited (on behalf of “China Industrial — iKang Medical Contractual Private Investment Fund I”).

Junior Limited Partners refers to the limited partners Shanghai Yuansheng and iKang Health Technology.

iKang Group refers to iKang Healthcare Group, Inc.

Register of partners shall have the meaning defined in Article 2.5.4.

Person(s) refers to any natural person, partnership, company, or other legal or economic entity.

Unit refers to the share of property that the partners are entitled to in this Limited Partnership.

Subscribed contribution refers to the amount of contribution in cash that certain Partner undertakes to pay to this Limited Partnership and is acceptable to the General Partners.

Total subscribed contribution refers to the total amount of capital contribution in cash that all Partners promise to pay to this Limited Partnership and that is acceptable to the General Partners.

Paid-in contribution percentage refers to, with respect to each Partner, the percentage of its paid-in contribution in the total Paid-in Contributions to this Limited Partnership.

Paid-in contribution refers to the amount of capital contribution in cash that a certain Partner actually pays to this Limited Partnership.

Total paid-in contribution refers to the total amount of capital contributions in cash that all Partners actually pay to this Limited Partnership.

Investment commencement date refers to the date when the first investment in this Limited Partnership is made. (It shall be the date of actual investment in the Limited Partnership according to corresponding investment agreements.)

Investment period refers to the period from the investment commencement date to the date when twenty-four months expire.

Exit period refers to the period from the date following the expiry of investment period to the date when twenty-four months expire.

Establishment date refers to the date when the business license of this Limited Partnership is issued.

Distribution reference date refers to fixed distribution reference date and Interim distribution reference date.

Fixed distribution reference date refers to the date of expiry of every six months after the investment commencement date during the existence of this Limited Partnership.

Interim distribution reference date refers to the Distribution reference date decided by the Investment Committee by resolution for the purpose of temporary income distribution during the exit period of this Limited Partnership. The date shall be date stated in the resolution passed by the Investment Committee.

Distribution date refers to the fixed distribution date and Interim distribution date, and the date of liquidating distribution as per Article [14.2] after the existence of this Limited Partnership expires.

Fixed distribution date refers to the date when the Limited Partnership distributes incomes on investment to each of the Partners within [five] working days of the fixed distribution reference date.

Interim distribution date refers to the date when the Limited Partnership distributes Investment capital and incomes on the investment to each of the Partners within [ten] working days of the Interim distribution reference date.

Invested store companies/store companies means the companies that possess store assets/experience stores, which include new store companies and existing store companies.

New store companies means the companies that participate in establishment of the Limited Partnership by means of contribution and newly establish, operate, and manage store assets as new store companies.

Existing store companies means the Store Companies directly or indirectly possessed by iKang Health Technology or its related parties or store companies possessed by third parties other than the said subjects.

Store assets/experience stores refer to the stores that are possessed by Store Companies and provide medical and physical examination services.

Equity investment in store companies/equity investment refers to external investments made by means of participation in establishment of new store companies by contributions, increase of investment in existing store companies, and transfer of the equity or share in existing store companies.

Liquidity investment means purchase of bank deposits, wealth management products, and other low-risk products of fixed income or similar products of fixed income.

Investment capital refers to the paid-in contributions paid by each of the Partners.

Investment incomes refer to cash incomes obtained by each of the Partners except their Investment capitals.

Investment capital exit date refers to the date when all or any part of the Investment capital and corresponding investment income of a certain Partner are remitted to the designated account of the Partner.

Custodian refers to the commercial bank that is entrusted by this Limited Partnership to have all assets of this Limited Partnership in its custody, that is, [Industrial Bank Co., Ltd. Shanghai Branch].

Private equity capital account / special account / custody account refers to the bank account that is opened by the Private Equity Fund Manager for this Fund pursuant to applicable rules and is dedicated to deposit of properties of the Partners and to clearing and settlement.

Special account for private equity fundraising / fundraising account refers to the bank account that is opened by the Private Equity Fund Manager pursuant to the Administrative Measures for Raising Private Investment Funds and is used for collection of the contributions made by the Partners, distribution of Investment Incomes and Investment capitals to the Partners, and distribution of the remainder of the fund property after private equity fund liquidation.

Account supervisor refers to the commercial bank that is entrusted by this Limited Partnership and supervises the Fundraising Account of this Limited Partnership, that is, [Industrial Bank Co., Ltd. Shanghai Branch].

Change of industrial and commercial registration means the change of industrial and commercial registration formalities to be handled in the case of any change to this Limited Partnership and any preceding approval, record-filing, and consultation procedures (if any).

Management fee refers to the consideration for management of partnership affairs and other services that General Partners provide to this Limited Partnership.

Costs of Limited Partnership refers to the costs incurred in the course of establishment, operation, termination, dissolution, and liquidation of this Limited Partnership.

Affiliate refers to the company, partnership, or other entity directly or indirectly controlled by an eligible entity, where control means direct or indirect or separate or common possession of at least 50% of the voting right in an entity, direct or indirect or separate or common possession of the power to operate and manage an entity, or the ability to exert significant influence on such entity. In this Agreement, Related Parties include the related parties that have been or will be established before and after execution of this Agreement.

Investment documents are a collective term used to refer to this Agreement, investment agreements, and other documents related to this Limited Partnership.

Investment agreements refer to the equity investment agreements that are executed by and among this Limited Partnership and iKang Health Technology and/or its affiliates or third parties for the ultimate purpose of investment in store assets or any amendment or supplement thereto and shall be subject to the specific titles of such agreements.

China refers to the People’s Republic of China (for the purpose of this Agreement, Hong Kong SAR, Macao SAR, and Taiwan are excluded).

Working days refer to the normal business days of financial organizations as set forth by the State Council of the People’s Republic of China.

RMB refers to renminbi yuan.

Article 2                                               Establishment of the Limited Partnership

2.1       Basis for Establishment

2.1.1                     All Partners agree to jointly establish a limited partnership pursuant to the Partnership Enterprise Law and terms and conditions agreed in this Agreement.

2.1.2                     Each Party agrees and undertakes that, for the purpose of registration of this Limited Partnership, they will execute all required documents and fulfill all required procedures.

2.1.3                     The establishment date stated in the business license of this Limited Partnership shall be its establishment date.

2.2       Name of the Limited Partnership

2.2.1                     The name of this Limited Partnership is [Aiying Xingsheng Medical Industry Investment Partnership (Limited Partnership) of Ningbo Meishan Bonded Port Area].

2.3       Main Place of Business

2.3.1                     The registered address of this Limited Partnership is [Room 2350, Office Building 18, Business Center, Meishan Avenue, Beilun District, Ningbo City, Zhejiang Province] and its main place of business is [Room 2350, Office Building 18, Business Center, Meishan Avenue, Beilun District, Ningbo City, Zhejiang Province].

2.4       Purpose and Scope of Business

2.4.1                     All Partners of this Limited Partnership establish this Partnership in order to make equity investment in store companies by such means as agreed in this Agreement and to realize good returns on investment for all Partners. The contributions paid by the Partners shall only be used for the said investment objectives or necessary liquidity investment. Without the consent of all Partners, the Limited Partnership shall not use the contributions for other investments. Unless otherwise agreed in this Agreement, the Limited Partnership shall not use the distributable cash gained from investment for re-investment except liquidity investment.

2.4.2                     The scope of business of this Limited Partnership is [equity investment in medical projects. (Without the approval of the financial supervision authority and other competent authorities, it shall not be engaged in savings absorption, financing guarantee, financial management agent service, or fund-raising from the public.)]

2.5       Partners

2.5.1                     There are five Partners of this Limited Partnership, including two General Partners, one Senior Limited Partner, and two Junior Limited Partners.

2.5.2                     One of the General Partners of this Limited Partnership is Ningbo Yuansheng, whose registered address is Room 1303, Office Building 2, Business Center, Meishan Avenue, Beilun District, Ningbo City, Zhejiang Province, and the other General Partner is Ligang Capital, whose registered address is Room 201, Building A, No. 1, 1st Qianwan Road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen City, Guangdong Province. Both Ningbo Yuansheng and Ligang Capital are Managing Partners of this Limited Partnership.

2.5.3                     The Limited Partners of this Limited Partnership include Senior Limited Partner and Junior Limited Partners. The Senior Limited Partner is China Industrial (on behalf of China Industrial - iKang Medical Contractual Private Investment Fund [I]), whose registered address is Room 430, Building 2, No. 738, Guangji Road, Hongkou District, Shanghai Municipality. One of the Junior Limited Partner is Shanghai Yuansheng, whose registered address is No. 349, Block A0201, Shanghai Lingang Marine Hi-tech Industrialization Base, Pudong New Area, Shanghai Municipality, and the other is iKang Health Technology, whose registered address is Room 3E-2398, No. 2123, Pudong Avenue, China (Shanghai) Pilot Free Trade Zone, Shanghai Municipality.

2.5.4                     Managing Partners shall keep a register of partners (“Register of Partners”) at its site for business operation to keep records of the Partners’ names, domiciles, subscribed contributions, paid-in contributions, and other information that General Partners deem necessary for the convenience of future reference by the Partners. In case of change to the Partners agreed in the partnership agreement, the Managing Partners shall update the Register of Partners accordingly and handle corresponding change of industrial and commercial registration formalities as required.

2.5.5                     The private equity fund manager, before introducing this Private Equity Fund to investors, shall carry out the specified object investigation procedure in the form of questionnaire or other means to assess the risk identification ability and risk tolerance ability of the investors, and the investors shall sign to undertake that they meet the standards of eligible investors. The assessment results of the investors shall be valid for no longer than three years. When such validity expires, they shall have the risk assessment again. In case of significant change to the risk tolerance ability of the investors, they may actively apply for re-assessment of their risk tolerance ability.

2.5.6                     The investment risk of the Partnership is rated to be [R5 high risk] and suitable for [C5 aggressive] eligible investors. The Private Equity Fund Manager has the right to reject investors whose risk identification and tolerance abilities are assessed below C5 to become partners of this Limited Partnership in the principle of investor suitability matching. The Private Equity Fund Manager’s recognition of the suitability matching of an investor does not indicate that the Manager makes substantive judgment or guarantee on the substantive risks and incomes of this Limited Partnership. Investors who propose to become partners of this Limited Partnership shall be fully aware of and recognize related investment risks and execute Risk Disclosure Statement (subject to the specific title of the documents executed).

2.6       Term of Partnership

2.6.1                     The business term of this Limited Partnership shall be sixty (60) months, commencing from the Establishment Date stated in the business license of this Limited Partnership. Upon the consensus of all Partners, this Limited Partnership may extend or shorten the term of Partnership as appropriate.

2.6.2                     The operation period of this Limited Partnership shall be forty-eight (48) months, commencing from the Investment Commencement Date. The first twenty-four (24) months is the Investment Period while the last twenty-four (24) months is the Exit Period.

Article 3                                               Method, Amount, and Term of Contributions

3.1       Form of Contributions

3.1.1                     All Partners shall make contributions in cash in RMB.

3.2       Subscribed Contributions and Total Subscribed Contributions

3.2.1                     When this Limited Partnership is established, the total contributions subscribed by all Partners are RMB [five hundred and two million] only (in figure: ￥502,000,000.00). Among them, the ratio of the total subscribed contribution and total paid-in contribution of each installment made by the Senior Limited Partner to those made by the Junior Limited Partners shall be 4:1. Unless otherwise agreed herein, the Partners may pay their subscribed contributions in installments.

3.2.2                     The tables below show the proportions of the Subscribed Contribution of each Partner in the Total Subscribed Contributions of this Limited Partnership:

General Partner	Subscribed Contribution (RMB)	Percentage (%)
Yuansheng Investment Management Co., Ltd. of Ningbo Meishan Bonded Port Area	1,000,000.00	[0.1992]
Ligang Capital Investment (Shenzhen) Co., Ltd.	1,000,000.00	[0.1992]

Senior Limited Partner	Subscribed Contribution (RMB)	Percentage (%)
China Industrial Asset Management Co., Ltd. (on behalf of China Industrial — iKang Medical Contractual Private Equity Investment Fund I)	[400,000,000.00]	[79.6813]

Junior Limited Partner	Subscribed Contribution (RMB)	Percentage (%)
Shanghai Yuansheng Investment Management Co., Ltd.	[50,000,000.00]	[9.9602]
iKang Health Technology Group Co., Ltd.	[50,000,000.00]	[9.9602]

3.3       Payment of Contributions

3.3.1                     All Partners unanimously acknowledge that, General Partners Ligang Capital and Ningbo Yuansheng shall pay their subscribed contributions to the fundraising account of this Limited Partnership within one year of its establishment date.

3.3.2                     All Partners unanimously acknowledge that, except for General Partners, the contributions made by other Partners shall not be less than RMB 1,000,000.00 (inclusive) and the value of their units in this Limited Partnership during its existence shall not be less than RMB 1,000,000.00. Partners whose units in this Limited Partnership valued no less than RMB 1,000,000.00 shall not be subject to the aforesaid restrictions of minimum contribution when they participate in subsequent capital increase of this Limited Partnership.

3.3.3                     Limited Partners shall fulfill their contribution obligations according to the notice issued by the General Partners of this Partnership (“Contribution Notice”). The contribution notice shall specify the date of contribution, amount, and account information.

3.3.4                     All Partners unanimously acknowledge that, the Senior Limited Partner, China Industrial Asset Management Co., Ltd. (on behalf of China Industrial — iKang Medical Contractual Private Investment Fund I), pays its contribution to this Limited Partnership in accordance with the requirements stated in the Contribution Notice, provided that the following conditions are satisfied (and continue to be satisfied):

(1)         The Junior Limited Partners have actually paid their respective capital contributions to this Limited Partnership (including the capital contributions paid by the Junior Limited Partners for record-filing of this Private Equity Fund).

3.3.5                     The Private Equity Fund Manager shall open a special account dedicated to fundraising for this Private Equity Fund and use it for unified collection of the capital contributions made by the Partners, distribution of investment incomes and Investment capitals to the Partners, and distribution of the remainder of the fund property after liquidation. The Private Equity Fund Manager shall transfer the said amounts to the Special Account within [three (3)] working days after the fundraising account receives the Paid-in Contributions made by the Partners. Except for the said transfer, no institution or individual shall misappropriate the funds of the Partners for Paid-in Contributions in the Fundraising Account for other Purposes, and Account Supervisor shall effectively supervise this account according to law.

3.4       Overdue Payment of Contributions

3.4.1                     Overdue Fine and Compensation

(1)         If any Limited Partner fails to pay the capital contribution to the Partnership on or before the date of contribution pursuant to the Article 3.3.3, the General Partners have the right to request such Limited Partner to pay the overdue fine, which is calculated at 1‰ per day of its payable capital contribution from the date following the date of contribution to the earlier of 1) the date of actual payment or 2) the date when the Limited Partner is identified as the “Partner in default” according to the agreements below, in addition to payment of its payable capital contribution. The General Partners also have the right to request this Limited Partner to take compensation liabilities for all losses incurred to the Partnership by its breach of the Agreement. Such losses include but are not limited to: 1) the losses incurred from the Partnership’s assumption of compensation liabilities for third parties for its failure to fulfill investment obligations, pay expenses, and repay debts on time; 2) costs of litigation, arbitration, preservation, service, evidence obtaining, investigation, and other judicial procedures, which occur because the Partnership takes measures to hold the Partner in default accountable for breach of the Agreement, and reasonable attorney’s fees. If the contributing Partner in default does not separately pay the overdue fine and compensation, the General Partners have the right to independently decide to directly deduct the said overdue fine and compensation from the future income distributable to this Partner in default.

(2)         The General Partners have the right to send call notice to this Limited Partner. If this Limited Partner fails to pay the said capital contribution and overdue fine within sixty (60) days of issuance of call notice by the General Partners (“Call Period”), the General Partners may identify this Limited Partner as a “Partner in default”. If the Limited Partner notifies the General Partners at any time of its failure to pay the capital contribution to the Partnership prior to the date of contribution, the General Partners may identify this Limited Partner as the “Partner in default”. The voting right of the Partner in default at Partners’ meetings shall be limited to such extent and in such forms as unanimously agreed by other non-breaching Partners. If the Limited Partner fails to pay the said capital contribution and overdue fine within sixty (60) days of the date when it is identified as the Partner in default, the other Partners may convene a meeting and resolve to expulse the Partner in default out of the Partnership upon consensus.

(3)         The General Partners and non-breaching Partners are entitled to overdue fine paid by the Limited Partner who delays in payment of capital contribution hereunder according to the ratio of Paid-in Contributions on the date of contribution. When the overdue fine is paid to the Partnership, the General Partners shall decide to use the fine for payment of the costs of Partnership, expenditures, and project investment payable by the General Partners and non-breaching Partners. When the costs of Partnership, expenditures, and project investment are deducted from the overdue fine, the remainder shall be deemed as the Paid-in Contributions of the General Partner and non-breaching Partners to the Partnership and offset the Capital Contributions paid by the General Partners and non-breaching Partners, or be distributed to the General Partners and non-breaching Partners as distributable cash upon the decision of the General Partners.

3.4.2                     Closing of Capital Gap

Notwithstanding other provisions hereof, if a Partner is identified as a Partner in default or the General Partners, after giving of any call notice, believe that a Limited Partner may not pay its capital contribution payable prior to the date of contribution at their sole and good discretion, the General Partners have the right to:

(1)         Increasing the investment costs of this project shared among the General Partners and non-breaching Partners to close the capital gap caused by the breach of the Partner in default;

(2)         Admitting new limited partners to close the capital gap;

(3)         Providing the opportunity of common investment to specific Limited Partners or other third parties according to the capital gap of this investment; and/or

(4)         Other matters unanimously agreed by all Parties.

3.5       Investment Cooling-off Period and Return Visit for Confirmation

Unless otherwise stipulated by laws and regulations:

3.5.1                     Investors are entitled to the twenty-four (24)-hour investment cooling-off period, which commences from the execution of this Agreement. During the investment cooling-off period, the Private Equity Fund Manager shall not actively contact the investors.

3.5.2                     The Private Equity Fund Manager shall, upon expiry of the investment cooling-off period, instruct the persons engaged in non-fundraising introduction business to conduct return visit by recorded telephone, e-mail, correspondence, or other proper means. They shall not use any suggestive statement during the return visit but objectively confirm the identities and investment decisions of the eligible investors. The return visit for confirmation conducted by the Private Equity Fund Manager during the investment cooling-off period shall be void.

3.5.3                     Before return visit of the Private Equity Fund Manager, investors has the right to terminate Agreement by either of the following: (1) submitting written requests executed by investors to the Private Equity Fund Manager to rescind the contract or withdraw from the Partnership; or (2) expressly confirming rescission of the contract or withdrawal from the Partnership at the time of return visit by the Private Equity Fund Manager. Under either of the said circumstances, the Private Equity Fund Manager shall refund the investor his Paid-in Contribution (if any) in full within seven (7) working days of receipt of the investor’s intention to rescind this Agreement or withdraw from the Partnership. For investors who confirm not to invest during the return visit, the Private Equity Fund Manager has the right to reject their application for admission to the Partnership. If the investor does not confirm to invest during the return visit, the special account for fundraised capital of the private equity fund shall not transfer his contribution to the Special Account of the Fund, and the Private Equity Fund Manager shall not invest with the contribution paid by such investor.

3.5.4                     The investment cooling-off period and return visit for confirmation procedures may not be applicable to the following investors or professional institution investors:

(1)         Pension funds such as social security fund and enterprise annuity and social welfare foundations such as charity foundations;

(2)         Private equity fund products that are established according to law and filed with the Asset Management Association of China for record;

(3)         Financial products subject to the supervision of the financial supervision and administration authorities of the State Council;

(4)         Fund managers and other practitioners who invest in this Fund;

(5)         Other investors set forth by laws and regulations, China Securities Regulatory Commission, and Asset Management Association of China.

Article 4                                               Partners

4.1       Limited Partners

4.1.1                     Limited Partners of this Limited Partnership shall be entities that are duly organized and validly exist in the territory of China in accordance with Chinese laws.

4.1.2                     Limited Partners shall be responsible for liabilities of this Limited Partnership to the extent of their subscribed contributions.

4.1.3                     Limited Partners shall not execute partnership affairs of this Limited Partnership or represent this Limited Partnership.

4.1.4                     Limited Partners shall not send investment instructions to this Limited Partnership or accept any written confirmation or report in relation to the specific investment matters of the Limited Partnership.

4.1.5                     Limited Partners shall comply with the provisions of this Agreement in exercising their rights to removal, replacement, and selection of the General Partner.

4.1.6                     Limited Partners’ exercising the rights of Limited Partners pursuant to the Partnership Enterprise Law and this Agreement shall not be deemed as execution of the partnership affairs:

(1)         Participating in decision-making on admission and withdrawal of the General Partners;

(2)         Appointing persons to attend and vote at the Investment Committee;

(3)         Making suggestions on the business operation and management of this Limited Partnership;

(4)         Participating in selection of the accounting firm that undertakes the auditing business of this Limited Partnership;

(5)         Acquiring the audited financial reports of this Limited Partnership;

(6)         Consulting financial materials of this Limited Partnership, including financial books for the circumstances related to their interests, and assuming confidentiality responsibility for all details and information of partnership they learn;

(7)         Claiming rights or initiating legal proceedings against the responsible Partners when their interests in this Limited Partnership are jeopardized;

(8)         Urging the General Partners to exercising their rights or initiating legal proceedings in their own names for the interests of the Limited Partnership when the General Managers are negligent in exercising their rights;

(9)         Providing guarantee for this Limited Partnership according to law.

4.1.7                     The Senior Limited Partner is entitled to the distributable investment incomes of this Limited Partnership and withdrawal of Paid-in Contributions in priority according to the agreements herein after the due costs and expenses payable agreed in Article 6.1.1 from the partnership property.

4.2       General Partners

4.2.1                     The General Partners assume unlimited joint and several liabilities for the debts of this Limited Partnership.

4.3       Conversion of status

4.3.1                     Unless otherwise provided for by law or decided by all Partners in writing upon consensus, the Limited Partners cannot be converted to General Partners nor vice versa.

4.4       Obligations of the General Partners

4.4.1                     General Partners shall pay the contributions to the Partnership pursuant to the agreements herein;

4.4.2                     General Partners shall seek the maximum benefits for the Partnership in the principle of good faith and trustworthiness;

4.4.3                     General Partners shall facilitate all Partners in consulting accounting books of the Partnership pursuant to the agreements herein;

4.4.4                     During the existence of the Partnership, General Partners, without consent of all Partners, shall not transfer or pledge their shares of contributions;

4.4.5                     General Partners shall not be engaged in activities that harm the benefits of this Partnership. They shall assume compensation responsibility for damages caused by their maliciousness or gross negligence to the interests of other Partners;

4.4.6                     General Partners shall keep confidential the partnership affairs, investment portfolios, and other related affairs of the Partnership;

4.4.7                     General Partners shall fulfill other rights and obligations set forth by laws and regulations and agreed in this Agreement.

Article 5                                               Execution of Partnership Affairs

5.1       Execution of Partnership Affairs

5.1.1                     Partnership affairs of this Limited Partnership shall be executed by the Managing Partner. The role of Managing Partner of this Limited Partnership is shared by Ningbo Yuansheng and Ligang Capital. All acts taken by the Managing Partner for execution of partnership affairs pursuant to the Partnership Enterprise Law and this Agreement shall be binding on this Limited Partnership.

5.2       Qualifications of Managing Partner and Election Procedures

5.2.1                     The Managing Partner shall meet the following conditions:

(1)         Paying the capital contribution on time and assuming unlimited joint and several liabilities for the debts of the Limited Partnership;

(2)         Having full capacity for civil conduct.

5.2.2                     All Partners, by execution of this Agreement, unanimously agree to elect Ningbo Yuansheng and Ligang Capital the Managing Partners of this Limited Partnership.

5.3       Authorities of the Managing Partner

5.3.1                     Ningbo Yuansheng has the following rights to execute the partnership affairs:

(1)         Managing the official seal of this Limited Partnership, seal of the representative appointed by Ningbo Yuansheng, and all permits and licenses. Any document executed by and among this Limited Partnership and other parties shall bear its official seal and seals of the representatives appointed by Ningbo Yuansheng and Ligang Capital, respectively, at the same time;

(2)         Taking responsibility for the procedures for filing this Limited Partnership with the Asset Management Association of China for record and other related work, and backing up the registration data of all Partners of this Limited Partnership pursuant to the rules of the Asset Management Association of China;

(3)         Handling record-filing and registration of this Limited Partnership in the name of Ningbo Yuansheng, with Ningbo Yuansheng serving as the Private Equity Fund Manager of this Private Equity Fund;

(4)         Executing related contracts, agreements, and other legal documents with other parties on behalf of this Limited Partnership according to the decision of the Investment Committee, and supervising the performance of such legal documents;

(5)         Employing professionals and intermediaries that will serve this Limited Partnership according to the decisions of the Investment Committee;

(6)         Establishing and maintaining the financial and accounting records and books of this Limited Partnership;

(7)         Taking actions to safeguard the property of this Limited Partnership according to the resolutions adopted at Partners’ meetings, and mitigating potential risks brought by business activities of this Limited Partnership to Partners and their properties;

(8)         Taking all actions necessary for maintaining the valid existence and business operation activities of this Limited Partnership;

(9)         Dealing with tax-related affairs of this Limited Partnership according to provisions set forth by laws;

(10)  Initiating legal proceedings or responding to actions and applying for arbitrations for the interests of this Limited Partnership according to the resolutions adopted at Partners’ meetings; and consulting with and reaching a compromise with counterparties to disputes according to the resolutions adopted at Partners’ meetings;

(11)  Distributing profits according to the profit distribution plan of the Investment Committee and the agreements set forth herein;

(12)  Performing information disclosure work pursuant to applicable laws and regulations and the agreements set forth herein, timely sending financial statements of the Partnership to Ligang Capital, and backing up related disclosed information pursuant to the provisions of the Asset Management Association of China;

(13)  Other functions and duties granted by law and this Agreement.

5.3.2                     Ligang Capital has the following rights to execute the partnership affairs:

(1)         Managing the official seal of this Limited Partnership and seal of the representative appointed by Ligang Capital. Any document executed by and among this Limited Partnership and other parties shall bear its official seal and seals of the representatives appointed by Ningbo Yuansheng and Ligang Capital, respectively, at the same time;

(2)         Opening, maintaining, and cancelling the bank account of this Limited Partnership and leaving the specimens of the official seal and special seal for finance of this Limited Partnership (or the official seal and seals of the two representatives appointed) for the bank account;

(3)         Conducting due diligence investigation on store companies proposed to invest in and their store assets, and submitting due diligence report / analysis report/investment advice to this Limited Partnership;

(4)         Handling the investment and other businesses of this Limited Partnership according to the decisions of the Investment Committee, and taking responsibilities for establishment or acquisition (if any) of store companies and store assets decided by the Investment Committee and subsequent follow-up work;

(5)         Investing with, managing, utilizing, disposing, and withdrawing the property of this Limited Partnership according to the agreements herein and/or decisions of the Investment Committee;

(6)         Disclosing the operation details of investment projects and the financial status of this Limited Partnership to all Partners on a quarterly basis;

(7)         Taking all actions necessary for maintaining valid existence and business operation activities of this Limited Partnership;

(8)         Distributing profits according to the profit distribution plan of the Investment Committee and the agreements set forth herein;

(9)            Other functions and duties granted by law and this Agreement.

5.4       Representatives Appointed by the Managing Partners

5.4.1                     Managing Partners shall appoint their representatives in writing to take responsibilities for specific partnership affairs. Managing Partners shall ensure that their representatives will independently execute the affairs of this Limited Partnership and abide by the agreements hereof. When this Limited Partnership is established, Managing Partner Ningbo Yuansheng will appoint [Jiaqin Wang] as its representative, and Managing Partner Ligang Capital will appoint [Lee Ligang Zhang] as its representative.

5.4.2                     Managing Partners may replace their representatives, respectively, but shall notify the Limited Partners in writing five (5) working days in advance, and shall go through the change of industrial and commercial registration formalities. Other Partners shall cooperate in handling corresponding change of industrial and commercial registration formalities.

5.5       Managing Partners’ Duty of Investment Management Information Reporting

5.5.1                     Managing Partner(s) [Ningbo Yuansheng] shall provide the financial reports of the prior six months bi-annually after establishment of this Limited Partnership.

5.6       Indemnity by the Managing Partners

5.6.1                     Managing Partners shall seek maximum benefits for this Limited Partnership in the principle of good faith and trustworthiness. Where this Limited Partnership is damaged due to the willful or gross negligence of the Managing Partners, they shall be liable for indemnifying this Limited Partnership;

5.6.2                     Managing Partners shall conduct daily management and operation affairs of the partnership according to the agreements hereof. Managing Partners may exercise such function and duty directly or through their representatives appointed. Managing Partners shall take responsibilities for the duties and obligations performed by their representative hereunder. If their representatives violate laws and regulations or the agreements hereof and cause losses to the Partnership and the Partners due to their willful and gross negligence, Managing Partners shall be liable for breach of the Agreement and indemnification.

5.7       Limitation of Liability

5.7.1                     The Managing Partners shall not be requested to return the Paid-in Contributions or Unit of any Limited Partner, or assume any warranty liability for the investment principles and incomes for the Limited Partners. Return of Paid-in Contributions or Unit and distribution of incomes of this Limited Partnership shall come from the available assets of this Limited Partnership.

5.7.2                     The Managing Partners shall operate this Limited Partnership with the objective of maximizing the benefits of the Limited Partnership and Limited Partners in the principle of good faith and trustworthiness. In case of conflict of interest between this Limited Partnership and other investment instruments managed by the Managing Partners, the Managing Partners shall safeguard the interests of this Limited Partnership in the principle of impartiality, justice, and openness.

5.7.3                     The Managing Partners shall not operate independently or in cooperation with others health examination equity investment business that competes with this Limited Partnership in the same province. For avoidance of doubt, if the Managing Partners operate by themselves or with other parties health examination equity investment or other relate business in different provinces, such investment or business does not constitute competition with this Limited Partnership. Unless otherwise agreed herein or unanimously agreed by all Partners, the Managing Partners shall not conduct transaction with this Limited Partnership.

5.8       Obligations of the Managing Partners

5.8.1                     The Managing Partners shall pay their capital contributions to the Partnership pursuant to the agreements hereof;

5.8.2                     The Managing Partners shall seek maximum benefits for the Partnership in the principle of good faith and trustworthiness;

5.8.3                     The Managing Partners shall be responsible for management and operation of investment business and other partnership affairs of this Partnership;

5.8.4                     The Managing Partners shall facilitate all Partners to consult the accounting books of the Partnership pursuant to the agreements hereof;

5.8.5                     During the existence of the Partnership, the Managing Partners, without the consent of all Partners, shall not transfer or pledge their shares of contribution;

5.8.6                     The Managing Partners shall not be engaged in activities that harm the benefits of this Partnership;

5.8.7                     The Managing Partners shall fulfill other rights and obligations set forth by laws and regulations and this Agreement.

5.8.8                     The Managing Partners shall regularly report execution of partnership affairs and operation and financial status of the Partnership to other Partners. Incomes incurred from their execution of partnership affairs, except Management fees are attributable to the Partnership, while costs and losses incurred shall also be borne by the Partnership.

Article 6                                               Costs of the Limited Partnership

6.1       Costs of the Limited Partnership

6.1.1                     The Limited Partnership shall be liable for the following costs in relation to establishment, operation, termination, dissolution, and liquidation of the Partnership:

(1)         Organization costs/liquidation costs of this Limited Partnership: mainly including registration fees, announcement fee, liquidation costs, and other expenses in relation to establishment and liquidation of the Partnership;

(2)         Legal fees, audit costs, assessment fees, and other third-party costs incurred for due diligence, assessment, and audit of proposed investment subject (invested store companies);

(3)         Audit costs of annual financial statements of this Limited Partnership;

(4)         Costs of financial statements and reports of this Limited Partnership, including preparation, printing, and sending costs;

(5)         Taxes and fees and other dues levied by the government departments on this Limited Partnership, or on the incomes or assets of this Limited Partnership, or on the transactions or operations of this Limited Partnership;

(6)         Management fee;

(7)         Custody fee;

(8)         Attorney’s fee and related travel expenses incurred from engagement of legal counsel to provide legal services to this Limited Partnership;

(9)         Litigation fee, arbitration fee, execution fee, preservation fee, and attorney’s fee incurred for this Limited Partnership’s involved in legal proceedings or arbitrations;

(10)  Costs incurred from disposal of the assets or investment subject/collateral (pledge) or from exercise of security right, including without limitation to evaluation fee, audit fee, auction fee, etc. (if any);

(11)  Consulting fee incurred when this Limited Partnership goes through industrial and commercial registration and tax declaration formalities;

(12)  Other costs that all Partners recognize to be borne by this Limited Partnership and be related to the equity investment.

6.1.2                     All costs that are incurred from organization of the Limited Partnership and paid by the Partners or their related persons in advance (including official seal carving expense and bank account opening expense, whose total amount shall not be more than RMB [2,000]) shall be reimbursed or returned after establishment of the Partnership.

If this Limited Partnership is not set up, its organization costs shall be borne by the General Partners set forth herein according to the proportions of their Subscribed Contributions to this Limited Partnership in the Total Subscribed Contributions of the General Partners.

6.1.3                     Taxes incurred when this Limited Partnership is establishment shall be paid with the property of the Partnership at the time of initial investment. If the Limited Partnership is not set up, the taxes shall be borne by the General Partners set forth herein according to the proportions of their Subscribed Contributions to this Limited Partnership in the Total Subscribed Contributions of the General Partners.

6.1.4                     During the operation of the Partnership, all Partners shall undertake to guarantee that the Partnership has sufficient property to pay the said costs payable by the Partnership.

6.2       Management fee

6.2.1                     Ningbo Yuansheng will charge Management fee for management of the affairs of this Limited Partnership. The Management fee will be calculated daily at [1%] per annum of the Total Paid-in Contributions of this Limited Partnership. This Limited Partnership will pay in lump sum the Management fee of one year from the date of Paid-in Contribution to Ningbo Yuansheng within five (5) working days of the date of each installment of Paid-in Contribution (“Date of Paid-in Contribution”). The remainder will be paid on the Interim distribution date when the Investment capitals and corresponding investment incomes are distributed.

Front-end Management fee of Ningbo Yuansheng = Total Paid-in Contribution of this Limited Partnership in the current period × [1%] × 1.

6.2.2                     Management fee paid to Ningbo Yuansheng on the Interim distribution date = MAX (0, Investment capital withdrawn from this Limited Partnership in the current period × [1%] × actual days of duration of the Investment capital withdrawn from this Limited Partnership, which is from the Date of Paid-in Contribution (inclusive) to the Investment capital Exit Date (exclusive) ÷365 – Investment capital exit this Limited Partnership in the current period × [1%] × 1). Ligang Capital will charge for management of the affairs of this Limited Partnership. The Management fee will be calculated daily at [1%] per annum of the Total Paid-in Contributions paid by all Partners of this Limited Partnership. This Limited Partnership will pay in lump sum the Management fee of one year, commencing from the date of Paid-in Contribution, to Ningbo Yuansheng within five (5) working days of the date of each installment of Paid-in Contribution. The remainder will be paid on the Interim distribution date when the Investment capitals and corresponding investment incomes are distributed.

Front-end Management fee of Ligang Capital = Total Paid-in Contribution of this Limited Partnership in the current period × [1%] × 1.

6.2.3                     Management fee paid to Ligang Capital on the Interim distribution date = MAX (0, Investment capital withdrawn from this Limited Partnership in the current period × [1%] × actual days of duration of the Investment capital withdrawn from this Limited Partnership, which is from the Date of Paid-in Contribution (inclusive) to the Investment capital Exit Date (exclusive) ÷365 – Investment capital exit this Limited Partnership in the current period × [1%] × 1). The following costs shall be borne by the General Partners by themselves:

(1)         Personnel expenditures on all staff that are appointed by the General Partners to this Limited Partnership, including without limitation to salaries, bonus, and welfare;

(2)         Office rental, property Management fee, utility bills, communication expenses, travel expenses, and expenses on official facilities related to the management of this Limited Partnership;

(3)         Reasonable travel expenses and reception expenses that are incurred during the General Partners’ execution of partnership affairs and business operation;

(4)         Daily operation costs other than those set forth in Article [6.1.1].

6.3          Custody Fee

6.3.1                          This Limited Partnership shall place all cash in its account under the custody of a reputed commercial bank (hereinafter referred to as the “Custodian”). All Partners, by execution of this Agreement, unanimously agree that the Custodian shall be [Industrial Bank Co., Ltd. Shanghai Branch].

6.3.2                          This Limited Partnership shall comply with the procedures set forth in the custody agreement concluded with the Custodian when any capital outlay is incurred.

6.3.3                          The Custodian shall calculate the custody fee charged to this Limited Partnership daily according to the equation below, and such custody fee shall be paid on each Distribution Date.

Custody fee paid to the Custodian = size of Paid-in Contributions of this Limited Partnership × [0.02%] × actual days of the period from the previous custody fee payment date (inclusive) or the Establishment Date of this Limited Partnership (in the case of calculation of the custody fee to be paid on the first custody fee payment date) to the custody fee payment date (exclusive) ÷ 365. In case of any change to the size of Paid-in Contributions of this Limited Partnership in this period, the custody fee will be calculated by sections according to the Paid-in Contributions of this Limited Partnership.

With respect to the custody affairs and said custody fee, the custody agreement entered into by and between this Limited Partnership and the Custodian shall prevail.

Article 7                                               Investment Businesses

7.1          Scope of Investment

7.1.1                          The scope of investment of this Limited Partnership includes equity investment in store companies, namely, investing in, operating, and managing store assets by means of establishing new store companies predominantly with contributions, increasing investment in Existing Store Companies, and transferring the equity or share in Existing Store Companies, and participating in construction of healthcare industry. Idle funds can be used for liquidity investment, namely, depositing in the bank, purchasing treasury bonds, or purchasing other low-risk and fixed-income wealth management products or similar fixed-income wealth management products whose term is not longer than 365 days. This Limited Partnership may participate in the construction of the healthcare industry by other investment means upon the consensus of the Investment Committee.

7.1.2                          The number of store companies in each batch of proposed equity investment shall not be less than five (5). The specific number shall be determined by resolutions made at meetings of Investment Committee according to the procedures agreed herein.

7.2          Investment Procedures

The procedures for equity investment in store companies by this Limited Partnership is as follows:

7.2.1                          Ligang Capital will conduct due diligence investigation on store companies to be invested in and their store assets and submit due diligence report/analysis report/advice on investment to this Limited Partnership.

7.2.2                          The Limited Partnership will convene meetings of the Investment Committee to make decisions with respect to the store companies to be invested in and their store assets.

7.2.3                          When the resolution on investment is adopted by the Investment Committee by voting, Ningbo Yuansheng shall issue Notice of Paid-in Contribution to the Partners, and the Partners shall pay the capital contributions according to the size of investment and ratio of Subscribed Contribution. The Partners shall present Notice of Payment of Paid-in Contribution (whose form is show in Annex I) to Ningbo Yuansheng at the time of payment.

7.2.4                          When the Limited Partnership receives the Paid-in Contributions made by the Partners, Ligang Capital will take charge of the work of equity investment in store companies according to the resolution of the Investment Committee and Ningbo Yuansheng shall assist in this respect as required.

7.2.5                          In case that the Investment Committee resolves that this Limited Partnership invests in newly-established store companies or increases investments in Existing Store Companies as the investor, this Limited Partnership shall hold no less than 99% of the equity in the invested store companies and the number of store companies (newly-established or acquired) of each investment shall not be less than five (5).

7.3          Restrictions on Investment

7.3.1                          This Limited Partnership invests in the invested store companies by means of equity investment and/or other means that comply with laws and regulations and as agreed herein to the extent of the Total Paid-in Contributions by all Partners.

7.3.2                          All cash assets of this Limited Partnership, which include but are not limited to cash to be invested with, to be distributed, and reserved for payment of costs, can only be managed by means of liquidity investment, except for equity investment in Store Companies and payment of Management fees, custody fee, and other amounts upon the consensus of the Parties concerned.

7.3.3                          This Limited Partnership shall not be engaged in the following investment: residential and commercial real estate development programs; high-risk investments such as futures and financial derivative transactions; projects whose exit path is not clear; investment fields that are prohibited by national laws and regulations, and other investment fields or scopes that are prohibited or restricted as agreed herein.

7.3.4                          If the Total Paid-in Contributions made by the Partners within the Investment Period do not reach the Total Subscribed Contributions of this Limited Partnership as agreed in Article [3.2], the remainder will not be paid and the Partnership will not make external investment.

7.3.5                          At the time of investment, this Limited Partnership shall reserve the capital necessary for payment of its costs, whose amounts are subject to the consensus of the Parties concerned. The Managing Partners have the right to reserve such amounts according to the decision of the Investment Committee.

7.3.6                          This Limited Partnership shall not make reinvestment, that is, any cash inflow obtained from the Store Companies invested by this Limited Partnership shall be directly used for distribution instead of investment.

7.3.7                          This Limited Partnership shall not provide guarantee to other entities during its term.

7.3.8                          This Limited Partnership shall not borrow money during its term.

7.4          Investment Exit

7.4.1                          In the Exit Period, iKang Health Technology or its designated third party will acquire the equity in the Store Companies invested by this Limited Partnership to realize exit of investment. The specific exit methods shall be otherwise agreed by the Parties concerned.

7.5          Post-investment Management

7.5.1                          From the date when this Limited Partnership completes full or partial investment in the invested store companies, Ligang Capital shall perform its supervision and management functions over the invested Store Companies according to law as the investor/shareholder on behalf of this Limited Partnership. Ligang Capital shall continuously monitor the invested Store Companies (including but not limited to the use of investment funds) by itself or entrust a third party to do so, and shall ensure that the invested store companies will raise fund from any third party or provide any form of guarantee or external liabilities, unless otherwise agreed in this Agreement.

7.5.2                          iKang Health Technology shall authorize or license or urge its related parties and/or iKang Group to authorize or license the Store Companies to use free of charge the intellectual property, corporate names, trademarks, copyright, patent right, and know-how that are required for operation and management of the Store Companies and are related to iKang Group and/or iKang Health Technology or its related parties in the course of store assets operation. The parties concerned may otherwise execute agreements on license of intellectual property as appropriate.

7.5.3                          If this Limited Partnership fails to exit all investments up expiry of the Exit Period, iKang Group and/or iKang Health Technology or other related parties have the right to terminate the authorization or license of free use of the intellectual property as agreed in Article 7.5.2 herein.

7.5.4                          iKang Health Technology or its related parties shall ensure and cause its related parties and/or iKang Group to ensure that any type of license granted to this Limited Partnership with respect to the intellectual property according to the provisions set forth herein are valid, effective, applicable, and free of any restriction on right or defect.

7.6          Risk Constraint Mechanism for Managing Partners

7.6.1                          Matters relating to external equity investment and investment exit of this Limited Partnership shall be implemented by the Managing Partners upon the resolution of the Investment Committee.

Article 8                                               Partners’ Meeting and Investment Committee

8.1          Partners’ Meeting

8.1.1                          Partners’ meetings shall be convened when the General Partner or the Senior Limited Partner deem necessary or the investment decision-making committee (“Investment Committee”) proposes.

8.1.2                          Managing Partners shall be responsible for convening and chairing Partners’ meetings. If the Managing Partners are unable to or fail to perform this duty, the Senior Limited Partner shall be responsible for convening and chairing Partners’ meetings. The convener of Partners’ meeting shall notify the Partners and inform them of the time of meeting, place, and matters to be voted on [ten (10)] working days in advance by telephone, facsimile, or express mail service. Partners’ attending the meeting, however, shall be deemed their waiver of any requirement for notice period.

8.1.3                          Functions of Partners’ meeting include:

(1)            Deliberating and approving the annual report of the Managing Partners;

(2)            Amendments to this Agreement;

(3)            Approving General Partners’ assignment of their rights and interests in the Partnership;

(4)            Approving Partners’ pledge of their rights and interests in this Limited Partnership;

(5)            Deciding on subsequent fundraising for this Limited Partnership or not;

(6)            Deciding on engagement or replacement of the Custodian or not;

(7)            Giving consent to additional contributions by existing Limited Partners;

(8)            Deciding on removal or change of General Partners;

(9)            Deciding on removal of Managing Partners;

(10)     Approving admission or withdrawal of Partners;

(11)     Approving the members of the Investment Committee appointed by Partners and their change according to the agreements hereof;

(12)     Modifying the functions and working procedures of the Investment Committee;

(13)     Deciding on the name, scope of business, and major business locations of this Limited Partnership;

(14)     Deciding on initiation of legal actions or response to lawsuit and arbitration for the benefit of this Limited Partnership; negotiating and reconciling with the counterparties to disputes; deciding on initiation of corresponding measures to safeguard the property safety of this Limited Partnership and mitigating risks brought by the business activities of this Limited Partnership to its Partners and their property; and

(15)     Other matters that should be decided on at Partners’ meetings according to applicable laws and regulations.

8.1.4                          Resolutions of the Partners’ meetings can only be executed upon the consensus of all Partners.

8.1.5                          Resolutions on the matters deliberated at the Partners’ meeting shall be recorded to form minutes of the meeting and Partners attending the meeting shall sign on the minutes. Where all Partners give unanimous consent in writing to the matters to be voted on at the Partners’ meeting, the meeting may not be held and decisions can be made directly by all Partners signing and affixing their seals on the decisions.

8.1.6                          The Partners’ meeting may be held by telephone, teleconference, or other similar communication means that enable either party to hear other parties. In case the Partners’ meeting by the said means, the Partners shall submit the voting result confirmation document in writing within five (5) working days after the end of the meeting. This attendance method has the same effect as attendance in person.

8.2          Investment Committee

8.2.1                          All Partners unanimously agree that, this Limited Partnership shall have an Investment Committee as its supreme investment decision-making organ, and it shall sign the Procedural Rules of the Investment Committee of Aiying Xingsheng Medical Equity Investment Partnership (Limited Partnership) of Ningbo Meishan Bonded Port Area. During the existence of this Limited Partnership, all affairs relating to investment in store companies, business management of this Limited Partnership, and important matters relating to operation and management of invested store companies shall be subject to approval resolutions of the Investment Committee before implementation.

8.2.2                          The Investment Committee shall consist of five members, of which, two shall be appointed by the General Partners, respectively, and one shall be appointed by the Senior Limited Partner. During the existence of this Limited Partnership, no change shall be made to the structure of the Investment Committee or to the authority of the members appointed unless unanimously agreed by all Partners. The Partners agree that, they shall not reject the members appointed by the appointing partners pursuant to this Article 8.2.2 when the Partners’ meeting approves the members of the Investment Committee and changes thereto after deliberation.

8.2.3                          All Partners unanimously agree that, the following important matters in external investment and operation and management of this Limited Partnership shall be subject to the approval of the Investment Committee, which include without limitation to:

(1)            All affairs relating to external investment during the existence of this Limited Partnership (e.g. forms of investment, forms of exit, capital operation, forms of guarantee, etc.);

(2)            Execution and performance of all contracts, agreements, and other legal documents related to external investment during the existence of this Limited Partnership;

(3)            Approval of the income distribution plan of the Limited Partnership;

(4)            Transfer or disposal of the property of the Partnership;

(5)            Engagement of persons other than the Partners as the managerial personnel of the Partnership;

(6)            Approval of payment and transfer of the funds of the Partnership;

(7)            Selection and appointment of personnel appointed by the Partnership to invested store companies;

(8)            Approval of the shareholders’ resolutions of the invested store companies;

(9)            Matters relating to iKang Health Technology’s acquisition of invested store companies, including but not limited to number of acquisition, scope, acquisition ratio, and pricing of the acquisition by the means agreed by the parties concerned;

(10)     Other investment and operation matters of this Limited Partnership that are resolved by the Partners’ meeting and should be decided on by the Investment Committee.

8.2.4                          All Partners unanimously agree that, the following important matters in operation and management of invested store companies shall be subject to the approval of the shareholders’ meeting and submitted to the Investment Committee for decision-making before the Limited Partnership signs the shareholders’ resolutions as a shareholder of the invested store company. The matters that the store companies need to subject to the shareholders’ meeting for approval include but are not limited to:

(1)            Examining and approving the lending of money of the invested store companies to others as the lender;

(2)            Examining and approving the matters relating to the invested store companies’ acquisition of equity in and assets of third parties;

(3)            Examining and approving right offering, sales of projects/assets, share transfer / pledge, and asset mortgage and pledge of the invested store companies;

(4)            Emergency response to losses of the invested store companies;

(5)            Consolidation, division, dissolution, and increase or decrease of registered capital of the invested store companies;

(6)            Any external guarantee or liabilities in which the invested store companies are involved;

(7)            Examining and approving of the bylaws or amendments thereto of the invested store companies;

(8)            Other matters subject to the decision of the shareholders’ meeting pursuant to the bylaws of the invested store companies.

8.2.5                          Every member of the Investment Committee has one vote. Any resolution made by the Investment Committee on related matters shall be effective upon consent of the two-thirds of its members. The representative appointed by the Senior Limited Partner, however, has the veto right in the Investment Committee.

8.2.6                          Members of the Investment Committee will not be compensated for their involvement in the work of the committee. Expenses incurred from their attendance of the meetings of the committee, however, will be recorded in the costs of the Limited Partnership.

8.2.7                          Meetings of the Investment Committee may be held at any time when required. It can be convened by either of the Manager Partners (“Convener”) and the Convener shall be responsible for preparing the documents and materials relating to the meeting subjects. Notice of the meeting shall be given two (2) working days in advance. The Convener shall send notice of meeting to all members of the Investment Committee in writing by hand, facsimile, e-mail, or other means.

8.2.8                          Meetings of the Investment Committee can be held on scene, by teleconference, or in other forms and the meetings shall be chaired by the convener. The meetings shall be deemed effectively held when all members attend the meetings.

Article 9                                               Income Distribution and Loss Sharing

9.1          Distribution of Investment Incomes

9.1.1                          Distribution of investment incomes on the fixed distribution date

During the existence of this Limited Partnership, the investment incomes shall be distributed and payments shall be made on the fixed distribution date, and such incomes shall not be used for reinvestment other than liquidity investment.

Amounts reserved by this Limited Partnership pursuance to Article 7.3.5 here of and the balance of the investment incomes net of the costs agree in Article 6.1.1 hereof shall be distributed to the Senior Limited Partner. The specific form of distribution shall otherwise be agreed by the parties.

Unless otherwise agreed herein, the investment incomes will not be distributed to General Partners and Junior Limited Partners on the fixed distribution date.

9.1.2                          Distribution of investment capital and incomes on the interim distribution date

Investment capital and corresponding incomes will be distributed on the interim distribution date. The balance of the investment incomes of this Limited Partnership net of the costs agreed in Article 6.1.1 hereof shall be distributed in the following order:

A.            Payment of the investment capital not withdrawn by the Senior Limited Partner and corresponding incomes;

B.            Payment of the investment capital of the Junior Limited Partners according to the percentage of investment capital not withdrawn in the same order;

C.            Payment of the investment capital of the General Partners according to the percentage of investment capital not withdrawn in the same order;

D.            The Junior Limited Partners shall be entitled to the remainder of the distributable investment incomes according to the percentage of investment capital not withdrawn in the same order.

For avoidance of doubt, on the interim distribution date, when all investment capital of the Senior Limited Partner and corresponding cumulative accrued investment incomes payable are distributed, the remainder of the investment incomes of the Limited Partnership will be used for payment of the investment incomes and capital of the Junior Limited Partners and the General Partners according to said order of distribution.

Specific form of distribution to the Senior Limited Partner on the interim distribution date shall be otherwise agreed by the parties.

9.2          Taxes

9.2.1                          According to the provisions set forth in the Partnership Enterprise Law, this Limited Partnership is not the payer of income tax. The Partners shall declare and pay income taxes by themselves. If the law requires that this Limited Partnership withholds income tax, it shall withhold and pay the income tax according to law.

9.2.2                          Where the taxes payable by the partnership increase due to changes to the national tax policy or the tax policy of the place where the Partnership is domiciled, the Partnership shall pay the additional taxes with its property.

9.3          Losses

9.3.1                          In case of losses to this Limited Partnership, they shall be covered with the partnership property.

Article 10                                        Representations and Warranties

10.1   Representations and warranties of the Limited Partners

10.1.1                   China Industrial hereby undertakes and warrants on the execution date of this Agreement that:

(1)            It is an entity that is legally incorporated and validly exists according to the laws of the place of registration;

(2)            It has carefully read this Agreement and understands the exact meaning of the contents of this Agreement;

(3)            It fully understands the risks of investment in this Limited Partnership and that this Limited Partnership and its General Partners do not make any guarantee or promise with respect to the investment capital or incomes under any circumstance;

(4)            The source of contributions it pays to this Limited Partnership is lawful;

(5)            Effective resolutions have been made according to its internal procedures and it has been fully authorized with respect to its entering into this Agreement; the person who signs this Agreement on its behalf is its legal and effective representative; entering into this Agreement will not result in its breach of internal organization documents (articles of association, partnership agreement, etc.), any provision that is legally binding on it, or its obligations under other agreements;

(6)            It has full rights, authorization, qualification and/or permission to execute and perform this Agreement and obligations and responsibilities under this Agreement, without any limitation on rights;

(7)            Its execution and performance of this Agreement will not breach any law of the place of its incorporation or any important contract or obligation to which it is a party or which is binding on it, or cause its affiliate to constitute any breach of agreement or damages;

(8)            It is not involved in any significant pending civil lawsuit (arbitration) and/or administrative proceedings or any potential significant civil dispute, controversy, or claim. In the meantime, it is not suspected of committing any crime or serious violation of law, and it is not subject to or will not be subject to any judicial compulsory measure or ban;

(9)            Except for the information disclosed to other parties to this Agreement, it will not entrust any third person to hold the partnership interest or create trust for the partnership interest, or partially entrust or transfer the partnership interest to any third person.

10.1.2                   iKang Health Technology hereby undertakes and warrants on the execution date of this Agreement that:

(1)            It is an entity that is legally incorporated and validly exists according to the laws of the place of registration;

(2)            It has carefully read this Agreement and understands the exact meaning of the contents of this Agreement;

(3)            It fully understands the risks of investment in this Limited Partnership and that this Limited Partnership and its General Partners do not make any guarantee or promise with respect to the investment capital or incomes under any circumstance;

(4)            The source of contributions it pays to this Limited Partnership is lawful;

(5)            Effective resolutions have been made according to its internal procedures and it has been fully authorized with respect to its entering into this Agreement; the person who signs this Agreement on its behalf is its legal and effective representative; entering into this Agreement will not result in its breach of internal organization documents (articles of association, partnership agreement, etc.), any provision that is legally binding on it, or its obligations under other agreements;

(6)            It has full rights, authorization, qualification and/or permission to execute and perform this Agreement and obligations and responsibilities under this Agreement, without any limitation on rights;

(7)            Its execution and performance of this Agreement will not breach any law of the place of its incorporation or any important contract or obligation to which it is a party or which is binding on it, or cause its affiliate to constitute any breach of agreement or damages;

(8)            It is not involved in any significant pending civil lawsuit (arbitration) and/or administrative proceedings or any potential significant civil dispute, controversy, or claim. In the meantime, it is not suspected of committing any crime or serious violation of law, and it is not subject to or will not be subject to any judicial compulsory measure or ban;

(9)            Except for the information disclosed to other parties to this Agreement, it will not entrust any third person to hold the partnership interest or create trust for such partnership interest, or partially entrust or transfer the partnership interest to any third person;

(10)     It controls and manages its affiliates to ensure full performance of the obligations and responsibilities of its affiliates under this Agreement;

(11)     It warrants that all information (including without limitation to information provided by electronic communication) provided by it (or any of its advisors and/or representatives) or on its behalf are substantially truthful, complete and accurate on the date of information providing, are not misleading in any aspect, and are free of any omission of description of any important fact so that the description contained in such information and the circumstance under which such description is made are not misleading;

(12)     It warrants that the original financial statements it provides are prepared according to applicable accounting standard (applicable to it); its original financial statements faithfully and fairly reflect its financial status and business operation at the end of the fiscal year for which the original financial statements are prepared; there is no significant adverse change to its business, status (financial or otherwise), operation, performance, assets or prospects from the date when its corresponding original financial statements are prepared.

10.1.3                   Shanghai Yuansheng hereby undertakes and warrants on the execution date of this Agreement that:

(1)            It is an entity that is legally incorporated and validly exists according to the laws of the place of registration;

(2)            It has carefully read this Agreement and understands the exact meaning of the contents of this Agreement;

(3)            It fully understands the risks of investment in this Limited Partnership and that this Limited Partnership and its General Partners do not make any guarantee or promise with respect to the investment capital or incomes under any circumstance;

(4)            The source of contributions it pays to this Limited Partnership is lawful;

(5)            Effective resolutions have been made according to its internal procedures and it has been fully authorized with respect to its entering into this Agreement; the person who signs this Agreement on its behalf is its legal and effective representative; entering into this Agreement will not result in its breach of internal organization documents (articles of association, partnership agreement, etc.), any provision that is legally binding on it, or its obligations under other agreements;

(6)            It has full rights, authorization, qualification and/or permission to execute and perform this Agreement and obligations and responsibilities under this Agreement, without any limitation on rights;

(7)            Its execution and performance of this Agreement will not breach any law of the place of its incorporation or any important contract or obligation to which it is a party or which is binding on it, or cause its affiliate to constitute any breach of agreement or damages;

(8)            It is not involved in any significant pending civil lawsuit (arbitration) and/or administrative proceedings or any potential significant civil dispute, controversy, or claim. In the meantime, it is not suspected of committing any crime or serious violation of law, and it is not subject to or will not be subject to any judicial compulsory measure or ban;

(9)            Except for the information disclosed to other parties to this Agreement, it will not entrust any third person to hold the partnership interest or create trust for the partnership interest, or partially entrust or transfer the partnership interest to any third person.

10.2   Representations and Warranties of the General Partners

10.2.1                   Ningbo Yuansheng hereby undertakes and warrants on the execution date of this Agreement that:

(1)            It is an entity that is legally incorporated and validly exists according to the laws of the place of registration;

(2)            It has carefully read this Agreement and understands the exact meaning of the contents of this Agreement;

(3)            The source of contributions it pays to this Limited Partnership is lawful;

(4)            Effective resolutions have been made according to its internal procedures and it has been fully authorized with respect to its entering into this Agreement; the person who signs this Agreement on its behalf is its legal and effective representative; entering into this Agreement will not result in its breach of internal organization documents, any provision that is legally binding on it, or its obligations under other agreements;

(5)            It has full rights, authorization, qualification and/or permission to execute and perform this Agreement and obligations and responsibilities under this Agreement, without any limitation on rights;

(6)            Its execution and performance of this Agreement will not breach any law of the place of its incorporation or any important contract or obligation to which it is a party or which is binding on it, or cause its affiliate to constitute any breach of agreement or damages;

(7)            It is not involved in any significant pending civil lawsuit (arbitration) and/or administrative proceedings or any potential significant civil dispute, controversy, or claim. In the meantime, it is not suspected of committing any crime or serious violation of law, and it is not subject to or will not be subject to any judicial compulsory measure or ban.

10.2.2                   Ligang Capital hereby undertakes and warrants on the execution date of this Agreement that:

(1)            It is an entity that is legally incorporated and validly exists according to the laws of the place of registration;

(2)            It has carefully read this Agreement and understands the exact meaning of the contents of this Agreement;

(3)            The source of contributions it pays to this Limited Partnership is lawful;

(4)            Effective resolutions have been made according to its internal procedures and it has been fully authorized with respect to its entering into this Agreement; the person who signs this Agreement on its behalf is its legal and effective representative; entering into this Agreement will not result in its breach of internal organization documents, any provision that is legally binding on it, or its obligations under other agreements;

(5)            It has full rights, authorization, qualification and/or permission to execute and perform this Agreement and obligations and responsibilities under this Agreement, without any limitation on rights;

(6)            Its execution and performance of this Agreement will not breach any law of the place of its incorporation or any important contract or obligation to which it is a party or which is binding on it, or cause its affiliate to constitute any breach of agreement or damages;

(7)            It is not involved in any significant pending civil lawsuit (arbitration) and/or administrative proceedings or any potential significant civil dispute, controversy, or claim. In the meantime, it is not suspected of committing any crime or serious violation of law, and it is not subject to or will not be subject to any judicial compulsory measure or ban.

Article 11                                        Accounting, Report and Account

11.1   Financial and Accounting System

11.1.1                   The accounting year of this Limited Partnership shall commence from January 1 to December 31 of every calendar year. The first accounting year, however, shall commence from the establishment date of this Limited Partnership to December 31 of the year, and the last accounting year of this Limited Partnership shall commence from the January 1 of the year when this Limited Partnership is to be liquidated to the date immediately prior to the liquidation period of this Limited Partnership.

11.2   Financial Reports

11.2.1                   The General Partners shall maintain accounting books that comply with applicable laws and reflect the partnership transaction items and prepare accounting statements during the term of the Partnership.

11.2.2                   The General Partners shall prepare the financial reports of the prior year after the end of each year when this Limited Partnership is established.

11.3   Reference to Financial Books

11.3.1                   The Limited Partners have the right to refers to and photocopy the accounting books of this Limited Partnership in person or by proxy at its own costs during normal working hours. Where the Limited Partners need to refer to the accounting books, they shall notify the General Partners in writing at least [ten (10)] days in advance.

11.4   Partnership Account

11.4.1                   The information of the fundraising account of this Limited Partnership is shown below:

Account name: Aiying Xingsheng Medical Equity Investment Partnership (Limited Partnership) of Ningbo Meishan Bonded Port Area

Bank of deposit: Industrial Bank Co., Ltd. Shanghai Branch

A/C No.: 216200100101598150

11.4.2                   The information of the custody account of this Limited Partnership is shown below:

Account name: Aiying Xingsheng Medical Equity Investment Partnership (Limited Partnership) of Ningbo Meishan Bonded Port Area

A/C No.: 216200100101598274

Bank of deposit: Industrial Bank Co., Ltd. Shanghai Branch

Article 12                                        Unit Transfer and Pledge

12.1   Transfer of Units Held by Limited Partners

12.1.1                   The Senior Limited Partner shall not transfer the units it holds by any means without consensus of the Partners’ meeting. If the transfer is unanimously agreed by the Partners’ meeting and the Senior Limited Partner is to transfer its units in the Partnership to persons other than the Partners, other Partners, under the same conditions, has the preemptive right.

12.1.2                   All Partners hereby unconditionally and irrevocably acknowledge that, during the existence of this Limited Partnership, the Junior Limited Partners shall not transfer its units in this Partnership by any means.

12.2   Transfer of Units Held by General Partners

During the existence of this Limited Partnership, the General Partners shall not transfer the units they hold by any means. If the General Partners need to transfer their units under special circumstances such as being declared bankrupt and revocation of business licenses and the transferrer undertakes to assume all of the original responsibilities and obligations of the General Partners, the General Partners may transfer their units upon the consensus of all Limited Partners. If both General Partners of this Limited Partnership are declared bankrupt, their business licenses are revoked, and they fail to transfer their units pursuant to the said agreements, this Limited Partnership will initiate liquidation.

12.3   Pledge of Units

During the existence of this Limited Partnership, the Partners shall not pledge the units they hold, unless unanimously agreed by all Partners.

Article 13                                        Admission to and Withdrawal from the Partnership

13.1   Admission of Partners

13.1.1                   Without consent of the Partners’ meeting by vote, no new partner will be admitted during the existence of this Limited Partnership.

13.1.2                   New general partner admitted shall assume unlimited joint and several liabilities for the debts of this Limited Partnership incurred prior to its admission.

13.1.3                   Admission of limited partners of this Limited Partnership shall meet the following conditions:

(1)            The partner recognizes the contents of this Agreement, signs this Agreement or the amended Agreement, or otherwise enters into a supplemental agreement;

(2)            The admission is unanimously agreed by the Partners’ meeting by vote; and

(3)            The new limited partner executes the rights and obligations agreed in this Agreement or the amended Agreement and its supplemental agreement (if any).

13.1.4                   New limited partner admitted shall assume liability for the debts of this Limited Partnership incurred prior to its admission to the extent of the contributions it subscribes.

13.2   Withdrawal of the Partners

13.2.1                   Either Partner may be expelled upon the consensus of the Partners other than the expelled Partner under the circumstance of “Removal and Withdrawal” as set forth in Article 49 of the Partnership Enterprise Law.

13.2.2                   Under any of the following circumstances, it is mandatory that the Partner withdraws from the Partnership. The occurrence date of the cause to mandatory withdrawal of the Partner shall be the withdrawal effective date:

(1)            The business license of the Limited Partner is revoked or the Limited Partner is ordered to close down, is revoked, or is declared bankrupt;

(2)            The Limited Partner must obtain related qualifications according to provisions of applicable laws or this Agreement but becomes disqualified;

(3)            The people’s court enforces its decision on all units of the Limited Partner in this Limited Partnership;

(4)            Other circumstances under which it is deemed mandatory that the Partner withdraws from the Limited Partnership according to provisions set forth in the Partnership Enterprise Law occur.

13.2.3                   The Junior Limited Partners and General Partners hereby undertake that, unless otherwise specified in this Agreement, they will not require withdrawal from this Limited Partnership before dissolution or liquidation of this Limited Partnership, or take any action to actively dissolve or terminate this Limited Partnership.

13.2.4                   The Senior Limited Partner may withdraw from this Limited Partnership upon the consensus of the Partners’ meeting.

13.3   Removal and Replacement of Managing Partners

13.3.1                   If the serious damages are caused to this Limited Partnership or it needs to assume significant liabilities or responsibilities that it is insolvent to repay or resolve due to the deliberate intent or gross negligence of the Managing Partners, this Limited Partnership may initiate the procedures set forth in Article 13.3.2 to expel the Managing Partners.

13.3.2                   Expulsing of the Managing Partners shall follow the following procedures:

(1)            The matter of expelling the Managing Partners may be discussed at the Partners’ meeting or temporary Partners’ meeting, provided that the Senior Limited Partner proposes and produces sufficient evidence to prove occurrence of the circumstances set forth in Article 13.3.1;

(2)            Resolution on removal of the Managing Partner may be made upon the consensus of the Partners other than the Managing Partner to be expelled.

13.3.3                   When the resolution on removal of a Managing Partner is made at the Partners’ meeting, the other Managing Partner shall assume the responsibilities of the Managing Partner expelled under this Agreement.

13.3.4                   If both Managing Partners under this Agreement are expelled, the Partners’ meeting shall make decision on admitting the new general partner recommended by the Senior Limited Partner as the managing partner, and the new general partner shall execute written documents to confirm that it agrees to be bound by this Agreement and perform the responsibilities and duties that should be fulfilled by the general manager as set forth in this Agreement. Otherwise, this Limited Partnership goes into liquidation.

13.3.5                   The Managing Partners, from the date when the said procedures are completed, shall exit this Limited Partnership, cease execution of the partnership affairs, and hand over the affairs of this Limited Partnership to the new managing partner that the Senior Limited Partner agrees to admit.

Article 14                                        Dissolution and Liquidation

14.1   Dissolution

14.1.1                   Under any of the following circumstances, this Limited Partnership shall be dissolved:

(1)            All equity investment in this Limited Partnership has exited;

(2)            The Partners fail to form a quorum for thirty days;

(3)            The only general partner of this Limited Partnership is expelled or withdraws from this Limited Partnership according to this Agreement and the Partners’ meeting does not admit new general partner;

(4)            The business license of this Limited Partnership is revoked;

(5)            Investments of this Limited Partnership in all invested store companies cannot be realized;

(6)            One or more Partners seriously breach the Agreement and it is resolved at the Partners’ meeting that it is impossible for this Limited Partnership to continue to operate;

(7)            All Partners decide to dissolve;

(8)            Other causes for dissolution as set forth in the Partnership Enterprise Law and this Agreement occur.

14.2   Liquidation

14.2.1                   When the causes for dissolution of this Limited Partnership set forth in Article 14.1 herein occur, this Limited Partnership shall go into liquidation according to the provision hereof. When the liquidation is completed, this Limited Partnership shall be officially dissolved.

14.2.2                   All Partners unanimously agree that the liquidator shall be the General Partners, unless all Partners unanimously agree that the liquidator shall be other persons.

14.2.3                   When the liquidator is determined, all unrealized assets of this Limited Partnership shall be managed by the liquidator. If the liquidator is not the General Partners, however, the General Partners are obliged to help the liquidator with realization of the unrealized assets.

14.2.4                   The liquidation period shall not be longer than twenty (20) working days, which shall commence from the date when the event of dissolution agreed in this Agreement occurs. Under special circumstances, the liquidation period may be prolonged upon the decision of all Limited Partners.

14.2.5                   The Partners shall not request settlement of the property of this Limited Partnership prior to its liquidation. The property of this Limited Partnership includes the contributions made by all Partners, incomes obtained in the name of this Limited Partnership, and other properties acquired according to law.

14.3   Order of Payment in Liquidation

14.3.1                   When this Limited Partnership is liquidated, the partnership property will be paid and distributed in the following order:

(1)            Payment of liquidation costs, salaries of employees, costs of social insurance, and statutory compensation;

(2)            Payment of taxes in arrear;

(3)            Repayment of the debts of this Limited Partnership;

(4)            Payment of partnership management fee and other costs set forth in Article 6.1.1 of this Agreement that have been incurred and not paid;

(5)            Payment of the investment capital of the Senior Limited Partner;

(6)            Payment of the incomes payable to the Senior Limited Partner (including accrued incomes payable);

(7)            Payment of the investment capital of the Junior Limited Partners according to the percentage of investment capital not exited in the same order;

(8)            Payment of the investment capital of the General Partners according to the percentage of investment capital not exited in the same order;

(9)            The remainder of the distributable investment incomes shall be distributed between the Junior Limited Partners according to the percentage of their investment capital.

Among them, items (1) and (2) must be made in cash. If the cash is insufficient, realization of other assets shall be increased. For Item (3), the form of repayment shall be determined after consultation with the creditor.

14.3.2                   If the partnership property is insufficient for repayment of the partnership debts, the Limited Partners shall be liable for such debts to the extent of their subscribed contributions, while the General Partners shall assume unlimited joint and several liabilities for repayment of debts to the creditor.

Article 15                                        Default Liabilities

15.1   Default Liabilities

15.1.1                   Where a Partner breaches this Agreement, it shall assume corresponding responsibilities for such breach according to law or the provisions hereof.

15.1.2                   When this Agreement cannot be performed or cannot be fully performance due to the default of one party, the party in default shall assume the default liabilities. If more than one party breaches this Agreement, the parties in default shall assume due default liabilities, respectively, according to the actual conditions.

Article 16                                        Applicable Law and Dispute Settlement

16.1   Applicable Law

16.1.1                   The law of the People’s Republic of China shall be applicable to this Agreement.

16.1.2                   During the performance of this Agreement, amendments to and updates of the applicable law from time to time shall also apply to this Agreement. If the term or condition set forth in this Agreement become invalid or irrevocable due to the amendment to or update of the applicable law, the parties to this Agreement shall revise such term or condition through amicable consultation based on the provisions of this Agreement.

16.2   Dispute Settlement

16.2.1                   All disputed arising out of, and in relation to, this Agreement, shall first be settled by the parties concerned through amicable consultation. If such consultation fails, lawsuit may be brought before the people’s court with jurisdiction over the place where this Agreement is executed, that is, [Pudong New Area, Shanghai Municipality]. During the litigation, the terms of this Agreement that are not in dispute shall continue to be performed.

Article 17                                        Miscellaneous

17.1   Notices

17.1.1                   Unless otherwise agreed herein, any notice, requirement, or information under this Agreement shall be given in writing. They shall be deemed sent or served when they are delivered or sent to the following correspondence addresses:

Senior Limited Partner: China Industrial Asset Management Limited

Domicile: Room 430, Building 2, No. 738, Guangji Road, Hongkou District, Shanghai

Correspondence address: 35/F, Times Financial Center, No. 68, Yincheng Road Middle, Pudong New Area, Shanghai

Legal representative: Qin Ni

Contact person: Jiaqin Wang

Tel: 021-38296286

Fax: [  ]

Junior Limited Partner: Shanghai Yuansheng Investment Management Co., Ltd.

Domicile: No. 349, Block A0201, Shanghai Lingang Marine Hi-tech Industrialization Base, Pudong New Area, Shanghai Municipality

Correspondence address: 35/F, Times Financial Center, No. 68, Yincheng Road Middle, Pudong New Area, Shanghai

Legal representative:

Contact person:

Tel:

Fax: [  ]

Junior Limited Partner: iKang Health Technology Group Co., Ltd.

Domicile: Room 3E-2398, 3/F, No. 2123, Pudong Avenue, China (Shanghai) Pilot Free Trade Zone

Correspondence address: 6/F, Building B, Shimao Mansion, No. A92, Jianguo Road, Chaoyang District, Beijing Municipality

Legal representative: Lee Ligang Zhang

Contact person: Yang Chen

Tel: 010-53206688

Fax: [  ]

General Partner: Yuansheng Investment Management Co., Ltd. of Ningbo Meishan Bonded Port Area

Domicile: Room 1303, Office Building 2, Business Center, Meishan Avenue, Beilun District, Ningbo City, Zhejiang Province

Correspondence address: 35/F, Times Financial Center, No. 68, Yincheng Road Middle, Pudong New Area, Shanghai

Legal representative: Yueqing Jin

Contact person: Jiaqin Wang

Tel: 021-38296286

Fax: [  ]

General Partner: Ligang Capital Investment (Shenzhen) Co., Ltd.

Domicile: Room 201, Building A, No. 1, 1st Qianwan Road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen City

Correspondence address: 6/F, Building B, Shimao Mansion, No. A92, Jianguo Road, Chaoyang District, Beijing Municipality

Legal representative: Lee Ligang Zhang

Contact person: [  ]

Tel: 010-53206688

Fax: [  ]

17.1.2                   Any Limited Partner may change its correspondence address at any time by sending notice to this Limited Partnership and General Partners in writing.

General Partners and this Limited Partnership may change their correspondence addresses at any time by sending notice to the Limited Partners in writing.

17.1.3                   Unless there is evidence to prove the early reception of the notice:

(1)            in the case that the notice is given by hand, it shall be deemed delivered to the addresses described in Article 17.1.1 and/or Article 17.1.2;

(2)            in the case of express mail service, the notice shall be deemed delivered on the [third] working day of sending to the addresses described in Article 17.1.1 and/or Article 17.1.2;

(3)            in the case of facsimile, the notice shall be deemed delivered when it is sent to the facsimile number of the recipient described in Article 17.1.1 and/or Article 17.1.2 and the facsimile machine of the sender shows that the facsimile has been sent.

17.2    Force Majeure

17.2.1                   “Force Majeure” refers to all events that occur after execution of this Agreement, that are unforeseeable at execution of this Agreement, whose occurrence and consequences are unavoidable or surmountable, and which prevent either party from fully or partially performing this Agreement. The said events include earthquake, typhoon, flood, fire, war, interruption of international and domestic transportation, acts of the government or public institutions (including important changes to laws or adjustment of policies), epidemics, riot, strict, and other events that are deemed as Force Majeure by general international commercial practice.

17.2.2                   In case of the Force Majeure event and either party is affected to perform its obligations under this Agreement, it may suspend performance of such obligations during the period of delay by the Force Majeure and it shall not be deemed breach of this Agreement. The party declaring occurrence of a Force Majeure event shall immediately notify other parties in writing and produce sufficient evidence to prove the occurrence of the Force Majeure event and its continuance within [fifteen (15)] thereof.

17.2.3                   In case of a Force Majeure event, the Partners shall consult each other immediately to find a fair solution and shall made all reasonable endeavors to minimize the consequence of such Force Majeure event.

17.3    Record Keeping

17.3.1                   The Private Equity Fund Manager shall properly keep the register of partners, admission and withdrawal records, accounting books and accounting statements, and other related materials for a period of no shorter than twenty (20) years commencing from the date of liquidation and termination of this Limited Partnership.

17.4    Annexes

17.4.1                   Annexes to this Agreement, as an integral part of this Agreement, has the equal legal force as this Agreement.

17.5    Postponement

17.5.1                   The payment dates agreed in this Agreement shall be postponed to the following working day in the case of statutory holidays, and such postponement shall not affect the calculation of the amounts payable.

17.6    Headings

17.6.1                   All headings in this Agreement are for the convenience of reference, and the headings shall not constitute definitions, restrictions, or expansion of scope of this Agreement and its terms.

17.7    Severability

17.7.1                   If any term of this Agreement or the application of such term to any person or circumstance is held invalid, the effectiveness of the rest terms or the application of this term to other persons or circumstances shall not be affected.

17.8    Confidentiality

17.8.1                   All parties to this Agreement shall strictly keep the business secrets of other parties learned for consultation, execution, and implementation of this Agreement confidential. Limited Partners shall also strictly keep the business information of this Limited Partnership that they learn of through quarterly reports, annual reports, reference to financial books, and partners’ meetings confidential.

17.9    Effective Date of this Agreement

17.9.1                   This Agreement will become effective on the date when the legal representatives of all Parties or their authorized representatives execute and affix their official seals to this Agreement.

17.10 Execution of the Agreement

17.10.1            This Agreement shall be executed in [twelve] counterparts, with each party holding [two] counterparts, of which one will be submitted to the competent industrial and commercial authority for industrial and commercial registration and one reserved for record-filing. Each of the counterparts shall have the equal legal force.

17.10.2            The effect of this Agreement on either party shall be extended to its inheritors, successors, assignees, and agents; if the Limited Partners are engaged in entrustment, trust, or entrusted holding, such effect shall be extended to their principals or trustees, nominee holders, etc.

17.10.3            Effective supplements and amendments to this Agreement shall have the same effect as this Agreement. When this Agreement is amended according to the agreed means, the amended version shall completely replace the original agreement.

17.10.4            If this Agreement has both Chinese and English versions, in case of any discrepancy between the Chinese version and the English version, the Chinese version shall prevail. The parties agree that, this Agreement shall be the version filed to the Asset Management Association of China for record. If there is more than one Chinese version, the one filed with the Asset Management Association of China for record shall prevail.

[The remainder of this page is intentionally left blank.]

(This page is intentionally left blank for signature of the Limited Partnership Agreement of [Aiying Xinsheng Medical Equity Investment Partnership (Limited Partnership) No. [HYZG [2017]-H20170009-HHXY]].)

General Partner: Yuansheng Investment Management Co., Ltd. of Ningbo Meishan Bonded Port Area

Legal Representative or Authorized Agent (signature or seal):

General Partner: Ligang Capital Investment (Shenzhen) Co., Ltd.

Legal Representative or Authorized Agent (signature or seal):

Senior Limited Partner: China Industrial Asset Management Limited

Legal Representative or Authorized Agent (signature or seal):

Junior Limited Partner: iKang Health Technology Group Co., Ltd.

Legal Representative or Authorized Agent (signature or seal):

Junior Limited Partner: Shanghai Yuansheng Investment Management Co., Ltd.

Legal Representative or Authorized Agent (signature or seal):

Annex I:

Notice of Payment of Subscribed Contributions

[insert date]

To Yuansheng Investment Management Co., Ltd. of Ningbo Meishan Bonded Port Area / Ligang Capital Investment (Shenzhen) Co., Ltd.:

We hereby notify you that, according to the Limited Partnership Agreement of [Aiying Xinsheng Medical Equity Investment Partnership (Limited Partnership) of Ningbo Meishan Bonded Port Area], the company subscribes its share in [Aiying Xinsheng Medical Equity Investment Partnership (Limited Partnership) of Ningbo Meishan Bonded Port Area] in the amount of RMB [ insert amount ] (in figure: ￥[insert amount]). The company plans to pay its contribution to [Aiying Xinsheng Medical Equity Investment Partnership (Limited Partnership) of Ningbo Meishan Bonded Port Area] in the amount of RMB [ insert amount ] (in figure: ￥[insert amount]) on [insert date].

Annex I:

Notice of Payment of Subscribed Contributions

[insert date]

To Yuansheng Investment Management Co., Ltd. of Ningbo Meishan Bonded Port Area / Ligang Capital Investment (Shenzhen) Co., Ltd.:

We hereby notify you that, according to the Limited Partnership Agreement of [Aiying Xinsheng Medical Equity Investment Partnership (Limited Partnership) of Ningbo Meishan Bonded Port Area], the company subscribes its share in [Aiying Xinsheng Medical Equity Investment Partnership (Limited Partnership) of Ningbo Meishan Bonded Port Area] in the amount of RMB [ insert amount ] (in figure: ￥[insert amount]). The company plans to pay its contribution to [Aiying Xinsheng Medical Equity Investment Partnership (Limited Partnership) of Ningbo Meishan Bonded Port Area] in the amount of RMB [ insert amount ] (in figure: ￥[insert amount]) on [insert date].